Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 29, 2015, by and between Advanced Inhalation Therapies (AIT) Ltd., a company incorporated under the laws of Israel (the “Company”), and Ifat Tal, I.D. 033570417, residing at Israel (the “Employee”).

WHEREAS, the Company desires to employ the Employee on a full time basis in the capacity of Vice President of Finance in accordance with the terms and conditions of this Agreement, and the Employee wishes to be so employed.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Term

This Agreement and the Employee’s employment hereunder shall be in effect contingent upon and commencing as of the consummation date of the Initial Public Offering of the Company's securities ("Effective Date"), and shall terminate in accordance with the provisions of Section 6 below. However, it is hereby agreed that in the event that the Initial Public Offering of the Company's securities shall not consummate by April 30th, 2016 (the "Latest Date"), this Agreement will be null and void without the Company and Employee having any right and/or claim with respect thereto. The Latest Date may be delayed, from time to time, by both parties' mutual written consent.

2.	Employment

2.1	The Employee shall be employed in the capacity of Vice President of Finance in the Company while Employee is employed by the Company and shall report to the Company's CEO or to the Company’s CFO if and when appointed (the “Designated Officer”).

2.2	The Employee agrees to devote all of Employee's business time, professional attention, best efforts and ability to the business and affairs of the Company and to the performance of Employee's duties hereunder, and will carry out Employee’s job faithfully and devotedly.

2.3	While performing services for the Company, the Employee shall not engage in any activities that may interfere or conflict with the proper discharge of Employee's duties hereunder. The Employee shall notify the Company immediately of every matter or transaction in which Employee has a personal interest and/or that might create a conflict of interest with Employee’s position in the Company.

3.	Place of Employment

The Employee’s regular place of employment shall be in Israel, and may include travel and periods of stay abroad of the Employee according to the requirements of the Employee’s position with the Company.

4.	Remuneration

4.1	The Company shall pay the Employee during the term of this Agreement a monthly gross salary of NIS 35,000 for a full-time work during the term of the Agreement (the "Salary").

4.2	It is hereby acknowledged and agreed that Employee's position with Company is a senior one, requires a special degree of trust and is therefore one in which working hours cannot be supervised; accordingly, the provisions of The Work and Rest Hours Law, 1951, concerning separate and/or additional pay for overtime or for working weekends or on national holidays, shall not apply to this Agreement and to Employee’s employment hereunder.

4.3	The monthly Salary shall be payable in arrears within 9 days of the first day of the following calendar month.

4.4	Any and all taxes and liabilities applicable from time to time in connection with the Salary, the Employee's Benefits and/or any other payment which the Employee is entitled to under this Agreement (including in connection with the vehicle and the mobile phone, if any), will be borne solely by the Employee and the Company shall be entitled to make any mandatory deductions.

5.	Benefits

In addition to the Salary, Employee shall be entitled to the following benefits during Employee’s employment by the Company (collectively, the "Employee’s Benefits"):

5.1	Managers Insurance/Pension Fund

5.1.1 The Company and the Employee shall maintain (or shall continue to maintain), according to the Employee’s preference, either:

(i)	A Managers Insurance (Bituach Menahalim) Policy (the “Policy”) for the benefit of the Employee in the customary form. In such event, the Company shall pay, on a monthly basis, premiums on the Policy in an amount equal to 13 1/3% of the Salary, and an additional amount of up to 2 1/2% of the Salary in respect of disability coverage, and the Employee shall pay, on a monthly basis, an amount equal to 5% of the Salary as premium on the Policy; such amount shall be deducted by the Company from the Salary and transferred to the insurance company; and/or

(ii)	A pension fund (the “Pension Fund”) for the benefit of the Employee in the customary form. In such event, the Company shall pay, on a monthly basis, an amount equals to 14 1/3% of the Salary, and the Employee shall make contributions to such Pension Fund, on a monthly basis, in an amount which equals to such a percentage of the Salary as shall be required by the applicable Pension Fund; such amount shall be deducted by the Company from the Salary and transferred to the Pension Fund.

5.1.2 The Employee agrees and acknowledges that payments by the Company under this Section shall be, commencing as of the date hereof, in lieu of the Company's statutory obligation to pay severance pay, in accordance with Section 14 of the Severance Pay Law, 5723-1963 (the "Law") and the approval of the Minister of Labor and Welfare, as amended from time to time, in the form attached hereto as Exhibit A and constituting an integral part hereof.

5.1.3 The Company hereby waives any right to receive any amount paid by the Company on account of the Policy and/or the Pension Fund, except: (i) in the event Employee's right to severance pay has been deprived under a verdict according to Section 17 of the Law and to the extent so deprived, or (ii) in case Employee draws upon the Policy and/or the Pension Fund other than for an "Entitlement Event" ("Eruah Mezake" as defined in Exhibit A), in such cases (i) and (ii) those portions of the Policy and/or the Pension Fund constituting the Company's 13 1/3% or 14 1/3% contributions, as applicable will be refunded to the Company.

5.1.4 For avoidance of doubt, it is hereby declared that the commencement date of the payments made with respect to the Policy or the Pension Fund shall be as required by law.

5.2	Advanced Study Fund

The Company shall pay to an advanced study fund on Employee's name an amount equal to 7.5% of the Salary and 2.5% of the Salary shall be deducted by the Company from the Salary, and transferred to the fund, provided however that the total monthly contributions shall not exceed the maximum amount exempted from tax payment under applicable law.

5.3	Vacation

The Employee shall be entitled to an annual leave as provided under applicable law and in any event, not less than 20 days. Such leave shall be taken with adequate regard to the needs of the Company and subject to pre coordination with the Designated Officer. Annual leave may be accumulated according to applicable law and may not be redeemed.

5.4	Sick leave

The Employee shall be entitled to annual sick leave according to the provisions of the applicable law, and in no event shall be entitled to any compensation with respect to unused sick leave.

5.5	Recuperation Pay ("Dmey Havra’ah")

The Employee shall be entitled to recuperation pay according to the provisions of the applicable law.

5.6	Company Car/Car Value Remuneration

5.6.1	Company shall provide Employee with a class 3/Mazda 3 car (or a car of different make and model, provided that it's of similar value) (the "Company Car"), to be placed at Employee’s disposal, for his business and reasonable personal use, for Company business use and for the use of his spouse and any children, holding valid driver’s licenses for at least two years (“Authorized Drivers”), provided that Company’s procedures in respect of said use are followed.

5.6.2	The Company shall cover all petrol expenses and shall bear all fixed and current work-related expenses related to the Company Car (but not parking fines and other traffic violations) as per the Company’s policy

5.6.3	Employee shall maintain the Company Car in a good state of repair, and take all necessary reasonable steps so as to ensure that the Company’s rules relating to Company Car, and the provisions of the insurance policy relating to the use of the Company Car, are strictly and carefully observed.

5.6.4	Employee hereby declares that Employee is aware that in order to provide Employee with the Company Car, Company intends to lease the Company Car from a leasing company, pursuant to a car lease agreement. Employee undertakes to strictly comply with all of the provisions of the car lease agreement with said leasing company relating to the use of the Company Car.

5.6.5	Employee shall bear and pay all expenses relating to any violation of law committed in connection with the use of the Company Car during the Term and/or for as long as the Company Car is the Employees’ disposal, and shall indemnify and/or reimburse Company, upon its first demand for all expenses incurred by it as a result of such violations.

5.6.6	In addition, Employee shall bear any of the following: (a) in the event of loss of the Company Car due to theft resulting from Employee’s gross negligence - all deductible amounts in respect of excess insurance (“Hishtatfut Atzmit”) and shall indemnify and/or reimburse Company for such deductible amounts incurred by it as a result of such loss, and (b) in the event that the leasing company shall demand the payment of compensation of any type, due to the unlawful and/or unreasonable and/or negligent use by Employee of the Company Car - any amounts so demanded by the leasing company and other expenses in connection therewith.

5.6.7	If for any reason attributable to Employee, the lease agreement of the Company Car is terminated prior to the elapse of any lease period commencing on the lease date, pursuant to the terms of the lease agreement, Employee shall pay the Company any penalty levied on the Company by the leasing company.

5.6.8	Employee shall return Company Car (together with its keys and any other equipment supplied and/or installed therein by Company, but free of any of Employee’s belongings) to Company’s principal office upon termination of his employment under this Agreement, in proper working order and in the condition in which he received it, taking into account normal wear and tear resulting from reasonable use of the Company Car. Employee shall have no rights of lien with respect to Company Car and/or any of said other equipment.

5.6.9	The Employee’s liabilities and responsibility with respect to the use of the Company Car as set forth hereinabove and (without derogating from the provisions of Sections 5.6.1-5.6.8 hereinabove) in Exhibit B and compliance therewith is a condition for the Employee to maintain the Company Car.

5.6.10	Car Value Remuneration. Notwithstanding Sections 5.6.1-5.6.8 hereinabove, Employee may elect to receive monthly reimbursement for his personal car expenditures, according to Company's policy ("Car Value Remuneration"), instead of receiving and using the Company Car, according to the following:

5.6.10.1	The Car Value Remuneration shall be paid to Employee without the need to prove, approve or record such expenditures.

5.6.10.2	If Employee elects to receive Car Value Remuneration after receiving the Company Car (i.e. if Employee wishes to change his election, from "Company Car" to "Car Value Remuneration"), Employee shall not be relieved from his undertakings pursuant to Sections 5.6.1-5.6.8 hereinabove (including without limitations, the provisions of Sections 5.6.6, 5.6.7 and 5.6.8.

5.6.11	Employee hereby irrevocably authorizes Company to set off all amounts, which may be owed to Company under this Section against any and all amounts due to Employee from Company under this Agreement (including this Section).

6.	Termination

6.1	At any time after the date of this Agreement either the Company or the Employee may terminate this Agreement at any time by giving the other party a prior written notice of (i) during the period of 12 months following the Effective Date - 30 days; (ii) after the first anniversary of the Effective Date – 90 days (the "Notice Period").

6.2	The Company shall have the right, at its sole discretion, to ask the Employee to cease working at the premises of the Company or to continue to work during all or part of the Notice Period, and also to continue Employee's employment under a different capacity during such Notice Period, provided such different capacity shall not derogate from Employee’s rights hereunder, subject to the applicable laws. Employee will cooperate with the Company to ensure an orderly transfer of responsibilities.

6.3	Notwithstanding the aforesaid, it is hereby expressly stated that the Company reserves the right not to take advantage of the full Notice Period and to terminate the Employee’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Employee. In the event of such termination, the Company shall provide the Employee with the cash equivalent of his Salary for the remainder of the Notice Period.

6.4	This Agreement shall terminate upon the death of the Employee.

6.5	Notwithstanding anything to the contrary herein, the Company may immediately terminate the Employee's employment for Cause (as defined below) without advance notice. A termination for “Cause” is a termination due to (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO or the Board of Directors which involves the business of the Company and was capable of being lawfully performed; (iii) embezzlement of funds of the Company; (iv) any breach of the Employee's fiduciary duties or duties of care of the Company, including, without limitations, disclosure of confidential information of such entity; (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company; or (vi) in the event that Employee's right to severance pay has been deprived, either according to Sections 16 or 17 of the Law or according to an applicable court order.

7.	Confidentiality

7.1	Employee shall not (except in the proper performance of Employee’s duties) while engaged with the Company or at any time (without limit) after the date on which Employee's engagement with the Company terminates:

(a)	divulge or communicate to any person, including by way of publication;
(b)	use for Employee’s own purposes or for any purposes other than those of the Company; or
(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information (as defined below).

These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by Employee or as may be required by law.

7.2	"Confidential Information" means all information which is identified or treated by the Company as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, algorithms, source codes, mask works, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures, and also information regarding the compensation of any of the Company’s (or any related entity) employees or service providers. Confidential Information shall also include any information received by the Company or any of its employees from any third party under confidentiality obligations of the Company towards such third party.

7.3	Employee represents and warrants that Employee has not and will not disclose to the Company any confidential information received by Employee from any third party, and subject to restriction on disclosure, or through breach of confidentiality obligations, including without limitations any information received by Employee in connection with any prior employer-employee engagement.

7.4	Upon termination of engagement with the Company, Employee shall return any and all copies of Confidential Information to the Company.

8.	Inventions and Other Works

8.1	For the purposes of this Agreement, "Intellectual Property Rights" means any and all intellectual or industrial property rights (whether registered or unregistered) including, without prejudice to the generality of the foregoing, all existing and future copyrights, design rights, database rights, trade marks, internet rights/domain names, know-how, patents and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

8.2	During the term of Employee's engagement with the Company, to the extent generated in connection with Employee’s employment hereunder, Employee may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, algorithms, computer coding, methodologies, techniques, developments, inventions (including service inventions (“אמצאת שירות”, as such term in defined under Section 132 of the Patents Law, 5727-1967), research data, including specifically technical aspects of the technology and devices that are not common knowledge, trade secrets, marketing plans, company financial information, business development information, strategic plans of the Company and other works deemed as Intellectual Property Rights or Confidential Information (the "Works") and Employee agrees such Works and the related Intellectual Property Rights will belong to and be the absolute property of the Company or any other person the Company may nominate.

8.3	Employee hereby agrees to keep and maintain adequate records of all Works developed by Employee during Employee’s engagement with the Company, which records shall be available to and remain the sole property of the Company.

8.4	Employee shall immediately on request by the Company (whether during or after the termination of the engagement with the Company) and at the expense of the Company:

(a)   apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration ("Protection") for, or in relation to, any Works;

(b)   execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate;

(c)   in the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, Employee hereby: (i) irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee, and (ii) hereby waives and quitclaim to the Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any Works assigned hereunder to the Company.

8.5	It is hereby agreed that the Employee's Salary, Employee’s Benefits and/or any other payment which the Employee is entitled to under this Agreement, already includes any consideration Employee may be entitled to for any Works developed or generated by him (or with Employee's assistance or contribution, as provided in this Section) during the course of his employment by the Company and/or in connection therewith, in accordance with Section 134 of the Patents Law, 5727-1967), and Employee shall not be entitled to receive any additional consideration in this respect whatsoever.

9.	No Detrimental Activity

9.1	Employee agrees, that during the Restricted Period, Employee will not, for Employee’s own account or as an employee, officer, director, partner, venture partner, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) interest himself/herself in or engage in any Devoted Activity which is in competition with the Company anywhere in the world, other than for the exclusive benefit of the Company.

For the purpose hereof, "Restricted Period" means the term of this Agreement and a period of twelve (12) months thereafter; "Devoted Activity" shall mean the field of business in which the Company is actually engaged or proposed to be engaged at the relevant time.

9.2	Employee further agrees, that during the Restricted Period, Employee shall not (i) solicit any of the Company's employees or consultants (engaged at the time of termination or during the preceding twelve (12) months period by the Company) to leave the Company and shall not employ or offer employment to any of the Company's employees or consultants, or (ii) solicit any of the Company’s clients to business association for any Devoted Activity, and shall not enter into or offer to enter into any business association with them for any Devoted Activity, other than for the exclusive benefit of the Company.

9.3	The Employee acknowledges that (i) the restrictions set under this Section 9 are fair and reasonable, and are essential for protection of the Company's business, the Company's proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged and its innovative course, and (ii) that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of the Employee's usage of the Company resources during the term hereof. In addition, such restrictions are fully compensated for by the consideration granted hereunder.

9.4	Notwithstanding anything contained herein, if any restriction under this Section 9 should be held by a court of competent jurisdiction to be unenforceable under applicable law to its fullest scope, then the restrictions hereunder shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the restrictions, as determined by such court of competent jurisdiction.

10.	Conclusive Agreement

10.1	This Agreement is personal and the terms and conditions of the employment shall be conclusively as set forth herein, and the provisions of any collective agreement, collective arrangement or other custom of any kind shall not apply.

10.2	This Agreement is the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, agreements and discussions between them, oral or written, and is intended, to the extent permitted by any applicable law, to override any statutory provisions relating to the employment of the Employee by the Company.

11.	Absence of Impediment

The Employee represents and warrants to the Company that (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof (a) will not constitute a default under or breach of any agreement or other instrument to which Employee is a party or by which Employee is bound, including without limitation, any confidentiality or non-competition agreement, and (b) do not require the consent of any person or entity, (ii) Employee shall not utilize during the term of this Agreement any proprietary information of any third party, including prior employers of the Employee (iii) Employee is not a party to, and is not obligated under, any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of Employee best efforts to promote the interests of the Company or that would conflict with the Company's business and (iv) Employee is not providing, and shall not provide during the term hereof, any services for, and is not employed by, any government, university, college, or other educational institution or research center.

12.	For the avoidance of doubt, it is acknowledged that this Agreement also constitutes a notice to the Employee regarding the details of the terms of employment in accordance with the Notice to the Employee (Employment Terms) Law, 2002.

13.	Governing Law and Jurisdiction

This Agreement shall be governed by, and construed and enforced in accordance with the law of the state of Israel, without regard to the conflict of law rules thereof. The parties irrevocably agree that the competent courts of Tel-Aviv, Israel are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

[Signatures Page Next]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year set forth above.

/s/ Advanced Inhalation Therapies (AIT) Ltd.		/s/ Ifat Tal
Advanced Inhalation Therapies (AIT) Ltd.		Ifat Tal

By:	Amir Avniel
Title:	Chief Executive Officer